Exhibit 10.2

August 17, 2021

STRICTLY CONFIDENTIAL

Irwin Simon c/o Tilray, Inc. 655 Madison Avenue 19th Floor New York, New York 10065	Denise Faltischek c/o Tilray, Inc. 655 Madison Avenue 19th Floor New York, New York 10065

Dear Mr. Simon and Ms. Faltischek:

Re: Board Observer Agreement

In connection with the acquisition by Superhero Acquisition L.P. (“AcquisitionCo”) of certain convertible notes and warrants (collectively with all securities issued to AcquisitionCo or Tilray pursuant to the terms of such notes or warrants, including all top-up right-related warrants, the “Acquired Securities”) issued by MedMen Enterprises Inc. (the “Company”) pursuant to the Assignment and Assumption Agreement among AcquisitionCo and certain funds affiliated with Gotham Green Partners, LLC dated as of the date hereof (the “Assignment Agreement”), the Company has agreed to provide Tilray, Inc. (“Tilray”) with an irrevocable and unconditional right (subject to the express conditions of the Agreement) to appoint two representatives of Tilray as non-voting observers to the Company’s board of directors (the “Board”), with such appointment effective as of the date hereof. Tilray has confirmed to the Company that you are to be its two Board observers (each, an “Observer” and collectively, the “Observers”) subject to replacement by Tilray at any time in its sole discretion, provided that such replacement is subject to the terms and conditions of this Board Observer Agreement, and the execution by such replacements of a joinder agreement (“Joinder Agreement”) to this Board Observer Agreement acceptable to the Company, acting reasonably, pursuant to which such replacements agree to be bound by the terms hereof.

In connection with your appointment as an Observer, you and the Company hereby agree as follows:

1.	The Company will provide to each Observer, concurrently with notice to the Board, and in the same manner, notice of any matter to be considered by the Board (or any committee thereof), including at any meeting, along with (but subject to the limitations of this agreement) copies of all materials provided to the Board in connection with any meeting or matter to be considered by the Board (or any committee thereof), including all materials provided to such members in connection with any action to be taken by the Board without a meeting. The Observers will not have the right to invite additional representatives of Tilray to attend any meeting of the Board, whether or not such Observers are able to attend such meeting. The Observers will be entitled to participate in meetings of the Board, including through discussion of matters brought before the Board, provided that the Observers will have no voting rights.

2.	The Company will ensure that each Observer receives the same protections as any member of the Board under the Company’s governing documents and applicable law, each Observer shall be entitled to the same indemnification rights, if any, provided to each member of the Board under the Company’s governing documents and applicable law, including without limitation, advancement for expenses incurred in defending a claim, insurance or other protective rights; provided however, that the right to insurance coverage shall be limited to the coverage available, if any, under the Company’s existing policies of insurance for persons who are Board observers of the Company.

3.	The Observers will not be entitled to receive any fees or other additional compensation related to the role of Observer unless otherwise agreed to in advance and in writing by the Company for specific reasons (e.g., special projects or initiatives). The Company will reimburse each Observer for all reasonable expenses that such Observer incurs in connection with such Observer’s attendance at meetings of the Board to a maximum of US$2,000 per meeting if attending in person or US$500 otherwise.

4.	Each Observer acknowledges that as a result of his or her receipt of Board materials and his or her attendance at meetings of the Board as herein provided, such Observer will have access to and be entrusted with non-public, confidential and/or proprietary information, both written (including electronically) and oral, detailing the business, affairs, operations, finances, prospects and plans of the Company, as well as that of other entities (collectively herein referred to as “Confidential Information”). Each Observer and Tilray further acknowledge the competitive value and proprietary nature of the Confidential Information and agree that the Confidential Information will not be used by such Observer or Tilray in any way in competition with or detrimental to the Company. Each Observer agrees to (i) hold in confidence all Confidential Information to the same standard as if such Observer were a Director of the Company, and (ii) not disclose such Confidential Information to any third parties, provided however that disclosure may be made to such directors, officers and employees of Tilray or its controlled affiliates in each case who (i) need to know such Confidential Information, (ii) are advised of the confidential and proprietary nature thereof and (iii) use the Confidential Information solely in connection with (a) Tilray’s rights hereunder and (b) monitoring, reviewing, and analyzing Tilray’s investment in the Acquired Securities and, in addition, Tilray agrees to instruct such persons on such limited use, and restrictions on disclosure, of such Confidential Information and obtain each such person’s agreement to comply with, and acknowledgement of, the terms and restrictions hereof. Tilray shall be liable to the Company for any breach of the provisions hereof by any such persons. Notwithstanding the foregoing, the Observers shall not have any fiduciary duty to the Company. Subject to compliance with the terms of this Section 4, each Observer’s role as Observer shall in no way limit, preclude or prevent Tilray or any of its affiliates from competing, directly or indirectly, with the Company or any of its affiliates; provided Confidential Information is not used to compete with the Company or any of its affiliates.

5.	The Company and each Observer agree that the obligation of confidentiality with respect to the Confidential Information will not include information that:

a.	has become, through no act or failure to act on the part of such Observer or Tilray, generally known or available to the public (including, without limitation, information that becomes available to such Observer by wholly lawful inspection or analysis of products sold to the public without reliance on information, knowledge or data provided by the Company that has not become publicly known or been made available in the public domain);

b.	has been acquired by such Observer or Tilray without any obligation of confidentiality before receipt of such information from the Company;

c.	has been furnished to such Observer or Tilray by a third party without, to such Observer’s or Tilray’s knowledge, as applicable, any obligation of confidentiality;

d.	is information that such Observer or Tilray can reasonably document was independently developed by or for such Observer or Tilray;

e.	is required to be disclosed pursuant to law, regulation or by order of a court of competent jurisdiction, provided that such Observer and Tilray will, to the extent reasonably practicable under the circumstances, promptly notify the Company of the Confidential Information to be disclosed and of the circumstances in which the disclosure is alleged to be required prior to disclosure so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Board Observer Agreement; or

f.	is disclosed with the prior written consent of the Company.

6.	If Tilray or either Observer is requested or required by subpoena or other court order to disclose any Confidential Information, Tilray or the Observer, as applicable, shall provide prompt notice of such request to the Corporation and shall (at the Corporation’s expense) use reasonable efforts and reasonably cooperate with the Corporation to resist disclosure, until an appropriate protective order may be sought, or a waiver of compliance with the provisions of this Board Observer Agreement is granted. If, in the absence of a protective order or the receipt of a waiver under this Board Observer Agreement, Tilray or the Observer is nonetheless, on the advice counsel, legally required to disclose Confidential Information, then, in such event, Tilray or the Observer may disclose such information without liability under this Agreement; provided, that (i) the Corporation has been given a reasonable opportunity to review the text of such disclosure before it is made (to the extent permitted by applicable law), and (ii) the disclosure is limited to only the Confidential Information specifically required to be disclosed.

7.	Each Observer shall recuse himself or herself from any portion of a meeting of the Board (and any committee thereof) that pertains to Tilray or its affiliates other than in respect of matters related to the Acquired Securities. In addition, if the Board determines in good faith that exclusion of the Observers or omission of information or materials to be provided to the Observers pursuant to this Board Observer Agreement is appropriate in order to (i) preserve solicitor-client privilege (such determination in the case of this clause to be based on the advice of counsel to the Company), (ii) avoid a conflict of interest between the Company or a subsidiary and Tilray or Tilray’s affiliates, or (iii) comply with applicable laws (including stock exchange rules), then, after providing each Observer with written notice describing in reasonable specificity the rationale for such Observer’s exclusion, the Company will have the right to exclude the Observers from the portions of meetings of the Board in which such information is to be discussed, as applicable, and to omit to provide the Observers with certain information, in each case to the extent deemed necessary by the Board.

8.	Each Observer acknowledges and agrees that such Observer is aware (and that recipients of Confidential Information as permitted by section 5 hereof, will be advised by such Observer) that (i) the Confidential Information may contain material non-public information regarding the Company and other entities, and (ii) Canadian and United States securities laws prohibit any persons with knowledge of material non-public information in respect of an entity from trading in securities of the entity or from communicating such information to other persons; and such Observer covenants and agrees to comply with such securities laws.

9.	Each Observer shall comply in all respects with the obligations imposed upon a director of the Company by the Business Corporations Act (British Columbia) with respect to any “disclosable interest” that he/she has and shall provide prompt and full disclosure thereof in writing to both the Board and the Company. Each Observer acknowledges and agrees that he or she will comply with all applicable securities laws regarding “insider trading” and “tipping” to the extent applicable to such Observer.

10.	The rights of any Observer will terminate at the earlier of (i) the time that Tilray notifies the Company that it is replacing such Observer with an alternative Board observer; and (ii) the time that all Acquired Securities cease to be outstanding. The obligations of the Observers hereunder will terminate twelve (12) months following the termination of this Board Observer Agreement. This Board Observer Agreement will terminate at the time that Tilray’s Beneficial Ownership Percentage is less than 5%. “Tilray’s Beneficial Ownership Percentage” means the percentage equal to the fraction, the numerator of which is the sum of (a) the Class B Subordinate Voting Shares (“Shares”) that have been issued or would be issued upon the exercise or conversion of the Acquired Securities held by Tilray, and (b) number the Shares that would be issued upon the exercise or conversion of the Acquired Securities held by AcquisitionCo multiplied by a percentage equal to Tilray’s economic interest in AcquisitionCo, and the denominator of which is all outstanding Shares plus all outstanding securities exercisable, convertible or exchangeable into or for Shares, whether or not such securities are subject to any conditions or restrictions on exercise, conversion or exchange, on an “as converted basis”.

11.	Upon termination of the rights of any Observer, the Observer shall return to the Company or destroy, at the option of the Observer, all Confidential Information without retaining any copies and return to the Company or destroy, at the option of Observer, all notes created by the Observer that constitute Confidential Information, and provide a certificate to the Company that all terms and conditions have been satisfied regarding the return or destruction of materials.

12.	This Board Observer Agreement will be construed, interpreted, and applied in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The rights and obligations under this Board Observer Agreement are unique to Tilray and may not be assigned without the prior written consent of the Company (including in connection with a transfer of any Acquired Securities); provided, however, that Tilray may from time to time replace the Observer by nominating a new individual to act as its observer upon such individual entering into a Joinder Agreement in writing to be bound by the terms hereof. A party’s failure to insist on the strict performance of any term of this Board Observer Agreement or to exercise any right or remedy in this Board Observer Agreement will not be construed as a waiver of that term, right or remedy. This Board Observer Agreement may not be amended except by the written agreement signed by authorized representatives of Tilray and the Company. If any portion of this Board Observer Agreement is invalid or unenforceable, the invalidity or unenforceability will attach only to that portion of the Board Observer Agreement, and the remainder of the Board Observer Agreement will remain in full force and effect.

13.	This Board Observer Agreement may be signed in counterparts, and all signed counterparts taken together will constitute this Board Observer Agreement. Any party may deliver a signed counterpart signature page electronically.

[Signature Page Follows]

This Board Observer Agreement is the complete and exclusive statement regarding the subject matter of this agreement and supersedes all prior agreements, understandings and communications, oral or written, between the Observers, Tilray and the Company regarding the subject matter of this Board Observer Agreement.

With best regards,

MEDMEN ENTERPRISES INC.

By:	/s/ Reece Fulgham
	Name:	Reece Fulgham
	Title:	Chief Financial Officer

Accepted and Agreed:

/s/ Irwin Simon

Irwin Simon

/s/ Denise Faltischek

Denise Faltischek

TILRAY, INC.

By:	/s/ Irwin D. Simon
	Name:	Irwin D. Simon
	Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO BOARD OBSERVER AGREEMENT]